As filed with the Securities and Exchange Commission on November 2, 2021

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

eFFECTOR Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	85-3306396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11120 Roselle Street, Suite A

San Diego, California 92121

(Address of Registrant’s principal executive offices)

eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan

eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan

eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan

(Full title of the plans)

Stephen T. Worland, Ph.D.

Chief Executive Officer

11120 Roselle Street, Suite A

San Diego, California 92121

(858) 925-8215

(Name, address and telephone number of agent for service)

With copies to:

Cheston Larson

Matthew T. Bush

Anthony Gostanian

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, California 92130

(858) 523-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share, to be issued under the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan	10,541,852 (2)	$9.91 (3)	$104,469,753.32	$9,684.35
Common stock, $0.0001 par value per share, to be issued under the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan	64,486 (4)	$20.76 (5)	$1,338,729.36	$124.11
Common stock, $0.0001 par value per share, to be issued under the eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan	1,760,000 (6)	$9.91 (3)	$17,441,600.00	$1,616.84
Common stock, $0.0001 par value per share, to be issued under the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan	3,914,319 (7)	$1.56 (8)	$6,106,337.64	$566.06
Total	16,280,657		$129,356,420.32	$11,991.36

(1)

Pursuant to Rule 416(a) and Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of eFFECTOR Therapeutics, Inc.’s (the “Registrant”) common stock, $0.0001 par value per share (“Common Stock”) in respect of the securities identified in the above table as a result of any stock dividend, stock split, recapitalization or other similar transactions. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the above-named plans.

(2)

Represents (a) 6,441,852 shares of Common Stock available for future issuance under the eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan (the “2021 Plan”), which includes 6,338 shares of Common Stock subject to outstanding awards under the eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) that were cancelled and became available for future issuance under the 2021 Plan (see below); and (b) up to an additional 4,100,000 shares of Common Stock that may become available for issuance under the 2021 Plan pursuant to its terms. To the extent outstanding awards under the 2013 Plan are forfeited, expire, are cancelled or otherwise terminated without some or all of the underlying shares being issued, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 5 below.

(3)

The Proposed Maximum Offering Price Per Share for the 2021 Plan and the 2021 ESPP, estimated in accordance with Rule 457(c) and 457(h) under the Securities Act for purposes of calculating the registration fee, is $9.91, which was determined based on the average of the high and the low prices of Common Stock as reported on the Nasdaq Capital Market on October 29, 2021, which date is within five business days prior to filing of this Registration Statement.

(4)

Represents 64,486 shares of Common Stock subject to outstanding stock options under the 2021 Plan. To the extent outstanding awards under the 2021 Plan are forfeited, expire, are cancelled or otherwise terminated without some or all of the underlying shares being issued, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan.

(5)

The Proposed Maximum Offering Price Per Share for the 2021 Plan, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, is based upon $20.76, which is the weighted-average exercise price for options to purchase Common Stock outstanding under the 2021 Plan.

(6)

Represents (a) 880,000 shares of Common Stock available for future issuance under the eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and (b) up to an additional 880,000 shares of Common Stock that may become available for issuance under the 2021 ESPP pursuant to its terms.

(7)

Represents 3,914,319 shares of Common Stock subject to outstanding stock options under the 2013 Plan. To the extent outstanding awards under the 2013 Plan are forfeited, expire, are cancelled or otherwise terminated without some or all of the underlying shares being issued, the shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan. See footnote 2 above.

(8)

The Proposed Maximum Offering Price Per Share for the 2013 Plan, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, is based upon $1.56, which is the weighted-average exercise price for options to purchase Common Stock outstanding under the 2013 Plan.

EXPLANATORY NOTE

On August 25, 2021, pursuant to that certain agreement and plan of merger, dated as of May 26, 2021, by and among Locust Walk Acquisition Corporation, a Delaware corporation (“LWAC” and the predecessor company of the Registrant), Locust Walk Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LWAC (“Merger Sub”) and eFFECTOR Therapeutics, Inc., a Delaware corporation (“Old eFFECTOR”), Merger Sub was merged with and into Old eFFECTOR (the “Merger”) with Old eFFECTOR surviving the Merger as a wholly-owned subsidiary of LWAC. In addition, in connection with the consummation of the Merger, LWAC was renamed “eFFECTOR Therapeutics, Inc.” The Registrant’s Common Stock commenced trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EFTR” on August 26, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)

the Registrant’s prospectus, dated October 5, 2021 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1 (File No.  333-259751), as amended on October 1, 2021, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

the description of the Registrant’s Common Stock contained in the Prospectus in the section titled “Description of Our Securities” beginning on page 175, and any amendment or report filed for the purpose of further updating such description;

(c)	the Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 29, 2021 (File No. 001-39866);

(d)

the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the Commission on June  3, 2021 and August 12, 2021, respectively (File No. 001-39866); and

(e)

the Current Reports on Form 8-K and 8-K/A filed with the Commission on January  13, 2021, January  19, 2021, May 27, 2021, June  3, 2021, August  23, 2021, August  24, 2021, August  31, 2021, August  31, 2021 and November 1, 2021 (excluding “furnished” and not “filed” information) (File No. 001-39866).

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and the Registrant’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, the Registrant entered into indemnification agreements with each of the Registrant’s directors and officers. These agreements require the Registrant to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant intends to enter into indemnification agreements with its future directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

		Incorporated by Reference
Exhibit		Form	Exhibit	Filing Date	Filed Herewith

3.1	Amended and Restated Certificate of Incorporation of eFFECTOR Therapeutics, Inc.	8-K	3.1	8/31/2021

3.2	Amended and Restated Bylaws of eFFECTOR Therapeutics, Inc.	8-K	3.2	8/31/2021

4.1	Specimen Class A common stock certificate.	S-4	4.1	8/5/2021

5.1	Opinion of Latham & Watkins LLP				X

10.1	eFFECTOR Therapeutics, Inc. 2021 Incentive Award Plan and Form of Stock Option Agreement thereunder.	8-K	10.10	8/31/2021

10.2	eFFECTOR Therapeutics, Inc. 2021 Employee Stock Purchase Plan.	8-K	10.11	8/31/2021

10.3	eFFECTOR Therapeutics, Inc. 2013 Equity Incentive Plan, as amended, and form of option agreement thereunder.	8-K	10.17	8/31/2021

23.1	Consent of Independent Registered Public Accounting Firm				X

23.2	Consent of Withum+Brown, PC				X

23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)				X

24.1	Power of Attorney (see signature page)				X

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, California on November 2, 2021.

eFFECTOR THERAPEUTICS, INC.

By:	/s/ Stephen Worland
Name:	Stephen T. Worland, Ph.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen T. Worland, Ph.D. and Michael Byrnes his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 2nd day of November, 2021.

Signature	Title	Date

/s/ Stephen Worland Stephen T. Worland, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2021

/s/ Michael Byrnes Michael Byrnes	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2021

Elizabeth Bhatt	Director	November 2, 2021

/s/ Chris Ehrlich Chris Ehrlich	Director	November 2, 2021

/s/ Brian Gallagher Brian Gallagher, Jr., Ph.D.	Director	November 2, 2021

/s/ Barbara Klencke Barbara Klencke, M.D.	Director	November 2, 2021

/s/ Jonathan Root Jonathan Root, M.D.	Director	November 2, 2021

/s/ John Smither John Smither	Director	November 2, 2021